Exhibit 99.1
FOR IMMEDIATE RELEASE
HENRY SCHEIN ENTERS INTO $400 MILLION
OF PRIVATE PLACEMENT SHELF FACILITIES;
CALLS CONVERTIBLE NOTES
MELVILLE, N.Y. — August 10, 2010 — Henry Schein, Inc. (NASDAQ: HSIC), the largest provider of health care products and services to office-based practitioners, today announced that it has entered into new $400 million private placement shelf facilities with two insurance companies.
          These shelf facilities are uncommitted and will, subject to the terms and conditions set forth, respectively, therein, allow the Company to issue senior promissory notes to the lenders at fixed rate economic terms to be agreed upon at the time of issuance, from time to time during a three year issuance period until August 2013. The term of each possible issuance will be selected by Henry Schein and will range from five to 15 years (with an average life no longer than 12 years). The proceeds of any issuances under the facilities will be used for general corporate purposes, including working capital and capital expenditures, to refinance existing indebtedness and/or to fund potential acquisitions.
          Additionally, on August 9, 2010, in accordance with the Indenture dated as of August 9, 2004, Henry Schein has notified the Trustee that the Company is calling its outstanding 3.00% convertible contingent notes due 2034 (the “Convertible Notes”) for redemption on September 3, 2010 (the “Redemption Date”). The Indenture provides that any holder of Convertible Notes called for redemption may elect to convert such notes into cash and shares of Henry Schein common stock at a rate specified in the Indenture.
          Henry Schein expects to pay $240 million in cash and to issue approximately 780,000 shares of its common stock in connection with its redemption of the Convertible Notes. From and after the Redemption Date, the Convertible Notes will no longer be outstanding.
          “These shelf facilities provide us with attractive terms and financing rates, and additional flexibility in financing corporate initiatives as well as managing our long-term capital structure,” said Steven Paladino, Executive Vice President and Chief Financial Officer. “Redeeming the Convertible Notes will eliminate one of the more expensive sources of capital we have, and will avoid the potential for future dilution on our earnings per share.”
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About Henry Schein
          Henry Schein, a Fortune 500® company and a member of the NASDAQ 100® Index, is recognized for its excellent customer service and highly competitive prices. The Company’s five businesses — North American Dental, North American Medical, North American Animal Health, International and Technology — serve more than 600,000 customers worldwide, including dental practitioners and laboratories, physician practices and animal health clinics, as well as government and other institutions. The Company operates through a centralized and automated distribution network, which provides customers in more than 200 countries with a comprehensive selection of more than 90,000 national and Henry Schein private-brand products in stock, as well as more than 100,000 additional products available as special-order items. Henry Schein also provides exclusive, innovative technology offerings for dental, medical and veterinary professionals, including value-added practice management software and electronic health record solutions.
          Headquartered in Melville, N.Y., Henry Schein employs more than 13,500 people and has operations or affiliates in 23 countries. The Company’s net sales reached a record $6.5 billion in 2009. For more information, visit the Henry Schein Web site at www.henryschein.com.
In accordance with the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. All forward-looking statements made by us are subject to risks and uncertainties and are not guarantees of future performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These statements are identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate” or other comparable terms. A full discussion of our operations and financial condition, including factors that may affect our business and future prospects, is contained in documents we have filed with the SEC and will be contained in all subsequent periodic filings we make with the SEC. These documents identify in detail important risk factors that could cause our actual performance to differ materially from current expectations.
     Risk factors and uncertainties that could cause actual results to differ materially from current and historical results include, but are not limited to: decreased customer demand and changes in vendor credit terms; disruptions in financial markets; general economic conditions; effects of a highly competitive market; changes in the healthcare industry; changes in regulatory requirements; risks from expansion of customer purchasing power and multi-tiered costing structures; risks associated with our international operations; fluctuations in quarterly earnings; our dependence on third parties for the manufacture and supply of our products; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; regulatory and litigation risks; the dependence on our continued product development, technical support and successful marketing in the technology segment; risks from disruption to our information systems; our dependence upon sales personnel, manufacturers and customers; our dependence on our senior management; possible increases in the cost of shipping our products or other service issues with our third-party shippers; risks from rapid technological change; possible volatility of the market price of our common stock; certain provisions in our governing documents that may discourage third-party acquisitions of us; and changes in tax legislation. The order in which these factors appear should not be construed to indicate their relative importance or priority.
     We caution that these factors may not be exhaustive and that many of these factors are beyond our ability to control or predict. Accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. We undertake no duty and have no obligation to update forward-looking statements.

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CONTACTS:	Investors: Steven Paladino
Executive Vice President and Chief Financial Officer
steven.paladino@henryschein.com
(631) 843-5500

Media: Susan Vassallo
Vice President, Corporate Communications
susan.vassallo@henryschein.com
(631) 843-5562
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